                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                                GATX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

(GATX Logo)
                                                 GATX CORPORATION

                                                 500 WEST MONROE STREET
                                                 CHICAGO, IL 60661
                                                 312-621-6200

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  ------------

To our Shareholders:

     The Annual Meeting of the Shareholders of GATX Corporation will be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675, on Friday, April 28, 2006, at 9:00 A.M., for the purposes of:

      1. electing directors;

      2. approving the appointment of independent auditors for the year 2006;
and

      3. transacting such other business as may properly come before the meeting.

     Only holders of Common Stock and both series of $2.50 Cumulative Convertible Preferred Stock of record at the close of business on March 3, 2006 will be entitled to vote at this meeting or any adjournment thereof.

     If you do not expect to attend in person, it will be appreciated if you will promptly vote, sign, date and return the enclosed proxy. Alternatively, you may vote by telephone or Internet by following the instructions in the enclosed proxy.

                                        Deborah A. Golden
                                        Vice President, General Counsel and
                                        Secretary

March 23, 2006

(GATX Logo)
                                                 GATX CORPORATION

                                                 500 WEST MONROE STREET
                                                 CHICAGO, IL 60661
                                                 312-621-6200

                                                                  March 23, 2006

                                 PROXY STATEMENT

                                  ------------

                                     GENERAL

     The enclosed proxy is solicited by the Board of Directors of GATX Corporation (the "Company") and may be revoked at any time prior to its exercise by any shareholder giving such proxy. A proxy may be revoked by written notice to the Company, by duly executing a subsequent proxy relating to the same shares or by attending the Annual Meeting and voting in person. All shares represented by the proxies received and not revoked will be voted at the meeting.

     All expenses incurred in connection with the solicitation of this proxy will be paid by the Company. In addition to solicitation by mail, the Company has retained Mellon Investor Services to solicit proxies on behalf of the Board of Directors for a fee not to exceed $7,500, plus reasonable out-of-pocket expenses and disbursements. Mellon Investor Services may solicit proxies by mail, facsimile, telegraph or personal call. In addition, officers, directors and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, facsimile, telegraph or personal call. The Annual Report to shareholders, including the Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission ("SEC"), was first mailed to all shareholders together with this proxy statement on or about March 23, 2006.

                                VOTING SECURITIES

     Only holders of Common Stock and both series of $2.50 Cumulative Convertible Preferred Stock of record at the close of business on March 3, 2006 will be entitled to vote at the meeting or any adjournment thereof. As of that date, there were 50,797,345 shares of the Common Stock and 19,608 shares of the $2.50 Cumulative Convertible Preferred Stock of the Company issued and outstanding. Each share is entitled to one vote. New York law and the Company's bylaws require the presence in person or by proxy of shares representing a majority of the votes entitled to be cast at the Annual Meeting in order to constitute a quorum for the Annual Meeting.

     Shareholders voting by proxy have a choice of voting (a) by completing the proxy card and mailing it in the envelope provided, (b) over the Internet or (c) by telephone using the toll-free telephone number. The proxy card contains an explanation of how to use each voting option and sets forth applicable deadlines.

     For shareholders who are participants in the GATX Salaried Employees Retirement Savings Plan and/or the GATX Hourly Employees Retirement Savings Plan, the enclosed proxy card also serves as a voting instruction to the Trustee of the shares held in the GATX Stock Fund as of March 3, 2006. If instructions are not received by the Trustee over the Internet or by telephone by April 24, 2006, or if the signed proxy card is not returned and received by the Trustee by April 24, 2006, the GATX shares in the GATX Stock Fund will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

     Shares represented at the meeting but as to which votes are withheld from director nominees or which abstain as to other matters, and shares held by brokers for their customers and represented at the meeting but as to which the brokers have received no voting instructions from their customers and thus do not have discretion to vote on certain matters ("Broker Non-Votes"), will be counted in determining whether a quorum has been attained.

     Assuming that a quorum is present, the election of directors will require a plurality of the votes cast. Approval of the appointment of auditors will require a majority of the votes cast. Shares as to which votes are withheld or which abstain from voting on these matters and Broker Non-Votes will not be counted and thus will not affect the outcome with respect to these matters.

                              ELECTION OF DIRECTORS

     Nine directors are to be elected, each for a term of one year, to serve until the next Annual Meeting of shareholders or until their successors are elected and qualified. The Board of Directors recommends a vote for election of the nominees named below. Unless authority to vote on directors has been withheld, each proxy will be voted for the election of the nominees named below. All of the nominees have consented to serve as directors if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board of Directors to fill the vacancy, or the Board may be reduced accordingly.

                         NOMINEES FOR BOARD OF DIRECTORS


                                                                        Director
                   Name and Principal Occupation                   Age    Since
                   -----------------------------                   ---  --------



Rod F. Dammeyer...................................................  65    1999
  President, CAC L.L.C.
James M. Denny....................................................  73    1995
  Retired; Former Vice Chairman, Sears, Roebuck and Co.
Richard Fairbanks.................................................  65    1996
  Counselor, Center for Strategic & International Studies
Deborah M. Fretz..................................................  57    1993
  President and Chief Executive Officer, Sunoco Logistics
  Partners, L.P.
Brian A. Kenney...................................................  46    2004
  Chairman of the Board, President and Chief Executive Officer of
  the Company
Miles L. Marsh....................................................  58    1995
  Former Chairman of the Board and Chief Executive Officer, Fort
     James Corporation
Mark G. McGrath...................................................  59    2005
  Retired; Former Director of McKinsey & Company
Michael E. Murphy.................................................  69    1990
  Retired; Former Vice Chairman, Chief Administrative Officer,
     Sara Lee Corporation
Casey J. Sylla....................................................  62    2005
  Chairman of the Board and President, Allstate Financial


                   ADDITIONAL INFORMATION CONCERNING NOMINEES

     Mr. Dammeyer is President of CAC L.L.C., a private company offering capital investment and management advisory services. Mr. Dammeyer retired as Managing Partner of Equity Group Corporate Investments, a diversified management and investment firm, in June 2000, having served in that position since February 1998. Mr. Dammeyer retired as Vice-Chairman of Anixter International, Inc., a global distributor of wiring systems and networking products, in December 2000. Mr. Dammeyer is also a director of Stericycle, Inc., Ventana Medical Systems, Inc. and Quidel Corporation and a trustee of Van Kampen Investments, Inc.

     Mr. Denny retired as Vice Chairman, Sears, Roebuck and Co., a merchandising company, in August 1995, having served in that position since February 1992. He also served as a Managing Director of William Blair Capital Partners, LLC, a general partner of private equity funds affiliated with William Blair &

Co., from August 1995 until December 2000. Mr. Denny is also a director of ChoicePoint Inc. and is Chairman of Gilead Sciences, Inc.

     Mr. Fairbanks, in April 2000, was named Counselor, Center for Strategic & International Studies, a nonprofit public policy research institution providing analysis on and assessment of the public policy impact of U.S. domestic, foreign and economic policy, international finance and national security issues, having previously served as its President and Chief Executive Officer. Mr. Fairbanks was formerly a U.S. Ambassador at Large. Mr. Fairbanks is also a director of SEACOR Holdings Inc.

     Ms. Fretz was named President and Chief Executive Officer of Sunoco Logistics Partners, L.P., an owner and operator of refined product and crude oil pipelines and terminal facilities, in October 2001. Ms. Fretz previously served as Senior Vice President, Mid-Continent Refining, Marketing & Logistics, of Sunoco, Inc., an energy company, from December 2000 to October 2001 and Senior Vice President, Lubricants and Logistics, from January 1997 to December 2000.

     Mr. Kenney was elected Chairman of the Board and Chief Executive Officer of the Company in April 2005, having previously been named President of the Company in October 2004. Mr. Kenney previously served as Senior Vice President, Finance and Chief Financial Officer from April 2002 to October 2004 and Vice President, Finance and Chief Financial Officer from October 1999 to April 2002.

     Mr. Marsh served as Chairman of the Board and Chief Executive Officer of Fort James Corporation, a producer of consumer and commercial tissue products and food and consumer packaging, from August 1997 until he resigned in November 2000. Mr. Marsh is also a director of Whirlpool Corporation.

     Mr. McGrath retired as a Director of McKinsey & Company, a private management consulting firm, in December 2004, having served in that firm for twenty-seven years. He led the firm's Americas' Consumer Goods Practice from January 1998 until December 2003. Mr. McGrath has served as a senior advisor with Gleacher Partners LLC, a firm providing strategic advisory services to corporations, in a part time capacity since January 2005.

     Mr. Murphy retired as Vice Chairman, Chief Administrative Officer of Sara Lee Corporation, a diversified manufacturer of packaged food and consumer products, in October 1997, having served in that position since July 1993. Mr. Murphy is also a director of CNH Global N.V., Coach, Inc., Northern Funds and Payless ShoeSource, Inc.

     Mr. Sylla was named Chairman of the Board and President of Allstate Financial, a principal division of the Allstate Insurance Company, a company offering life insurance, annuities and related retirement and savings products, in October 2002, having previously served as the Chief Investment Officer for Allstate Corporation, the holding company for Allstate Insurance Company, from 1995. Mr. Sylla is a member of the senior management team of Allstate Insurance Company and is a director of Spirit Finance Corporation.

                               BOARD OF DIRECTORS

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee is composed of directors determined by the Board of Directors to be independent in accordance with the New York Stock Exchange ("NYSE") listing standards. The Board of Directors has elected Ms. Fretz as Lead Director and Ms. Fretz serves as an ex-officio member of each Committee of the Board. In that regard, Ms. Fretz does not serve as a member of any particular Board Committee, but may attend such committee meetings as she deems appropriate. During 2005, there were five regular meetings of the Board of Directors of the Company. In addition, the Board's non-management directors generally meet in executive sessions without management following each meeting of the Board. The executive session is chaired by the Lead Director.

     Each director attended at least 75% of the meetings of the Board and committees (on which he or she served) held while the director was a member during 2005. The Company has adopted a policy strongly encouraging all members of the Board to attend the Annual Meeting of Shareholders. In 2005, all directors other than Mr. Sylla attended the Annual Meeting of Shareholders and each director is expected to attend this year's meeting.

     The Company's Corporate Governance Guidelines, Code of Ethics and Code of Ethics for Senior Officers and the charters of each of the standing Board committees are available under Corporate Governance in the Investor Relations section on the Company's website at www.gatx.com and are available in print to any shareholder who so requests.

                               BOARD INDEPENDENCE

     The Board of Directors has adopted the independence standard for the directors set forth in Exhibit A to this Proxy Statement. These standards conform to the standards required by the NYSE for listed companies. The Board of Directors has affirmatively determined that each of the following nominees is independent based on the Company's independence standards, and that each such director has no other material or immaterial relationship with the Company relevant to the determination of independence: Ms. Fretz and Messrs. Dammeyer, Denny, Fairbanks, Marsh, McGrath, Murphy and Sylla.

                             COMMITTEES OF THE BOARD

     The Audit Committee members are Messrs. Murphy (Chair), Dammeyer and Sylla. The Board of Directors has determined that each current member of the Audit Committee is financially literate, has accounting or related financial management expertise and meets the criteria established by the SEC for an "Audit Committee Financial Expert." The Audit Committee is composed solely of members who are independent in accordance with the NYSE's rules for independence of audit committee members. Messrs. Murphy and Dammeyer each serve on the audit committee of four public companies, including the Company's Audit Committee. The Board of Directors has determined that such simultaneous service by Messrs. Murphy and Dammeyer will not impair their ability to effectively serve on the Company's Audit Committee. During 2005, there were ten meetings of the Audit Committee. In addition to appointing the Company's independent auditors, the Committee's functions include: (i) assisting the Board of Directors in its oversight of the integrity of the Company's financial statements; (ii) maintaining the Company's compliance with legal and regulatory requirements;
(iii) reviewing the independent auditor's qualifications and independence; (iv) reviewing and evaluating the performance of the Company's internal audit function and independent auditors; and (v) preparing the report that SEC rules require be included in the Company's annual proxy statement.

     The Compensation Committee members are Messrs. Denny (Chair), Dammeyer, Marsh and Murphy. During 2005, there were five meetings of the Compensation Committee. The Committee's functions include: (i) assisting the Board of Directors in the discharge of its responsibilities with respect to compensation of the Company's directors, officers and executives, and producing an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations; (ii) reviewing the compensation levels of other employees whose annual incentive compensation exceeds a level periodically established by the Committee; (iii) general responsibility for ensuring the appropriateness of the Company's executive compensation and benefit programs, and the criteria for awards to be issued under such programs; and (iv) reviewing the Company's depth of management talent and ensuring that management development and succession plans are regularly presented to the Board of Directors.

     The Governance Committee members are Messrs. Fairbanks (Chair), Denny, Marsh and McGrath. During 2005, there were five meetings of the Governance Committee. The Committee's functions include: (i) identifying individuals qualified to become Board members and recommending to the Board of Directors group of director nominees for each annual meeting of the Company's shareholders; (ii) ensuring that all of the committees of the Board of Directors shall have the benefit of qualified and experienced independent directors; (iii) developing and recommending to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company; and (iv) reviewing the performance of all members of the Board in their capacities as directors, including attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate.

            PROCESS FOR IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

     The Board is responsible for recommending nominees for election by the shareholders. The Board has delegated the process for screening potential candidates for Board membership to the Governance Committee with input from the Chairman of the Board and Chief Executive Officer. When the Governance Committee determines that it is desirable to add to the Board or fill a vacancy on the Board, the Governance Committee will identify one or more individuals qualified to become members of the Board and recommend them to the Board. In identifying qualified individuals, the Governance Committee will seek suggestions from other Board members, and may also retain a search firm for this purpose. The Governance Committee will also consider candidates recommended by shareholders. The Governance Committee will conduct such inquiry into the candidate's background, qualifications and independence as it believes is necessary or appropriate under the circumstances, and would apply the same standards to candidates suggested by shareholders as it applies to other candidates. Such recommendations should be submitted to the Governance Committee, c/o Corporate Secretary, 500 West Monroe Street, Chicago, Illinois 60661. The recommendation should be received not more than 120 and not less than 90 days prior to the first anniversary date of the immediately preceding annual meeting and should include the following information: (i) the name of the individual recommended as a director candidate; (ii) all information required to be disclosed in the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (iii) the individual's written consent to being named in the proxy statement as a nominee and serving as a director if elected; (iv) a representation that the person making the nomination is a shareholder of the Company; and (v) a description of any arrangements and understandings between the shareholder and the nominee.

     In 2005, the Company engaged a professional search firm to identify and assist the Governance Committee in identifying and evaluating potential director nominees.

     The Board of Directors, upon recommendation of the Governance Committee, has determined that all candidates that it proposes for election to the Board of Directors should possess and have demonstrated the following minimum criteria:
(i) the highest level of personal and professional ethics, integrity and values;
(ii) an inquisitive and objective perspective; (iii) broad experience at the policy-making level in business, finance, accounting, government or education;
(iv) expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained; (v) broad business and social perspective, and mature judgment; (vi) commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company's business; (vii) demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision making process; (viii) willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member; and (ix) independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management.

                          COMMUNICATION WITH THE BOARD

     Interested parties, including shareholders, may communicate directly with the Board, one or more directors of the Company, including the Lead Director, or the non-management directors of the Company as a group through the office of the Corporate Secretary as follows: (i) by mail addressed to the Board, the non-management directors as a group or one or more directors, c/o Corporate Secretary, 500 West Monroe Street, Chicago, Illinois 60661; (ii) electronically by sending an e-mail to contactboard@gatx.com; or (iii) anonymously by telephone by calling 888-749-1947. Communications (other than those deemed in the reasonable judgment of the Corporate Secretary to be inappropriate, such as matters that are patently frivolous) received by the Company addressed to the Board or one or more directors shall be promptly forwarded to the Lead Director and to the Board member or members to whom it was addressed or, if not so specifically addressed, then, depending on the subject matter of the particular communication, to the chair of the appropriate Board committee or to the non-management directors as a group. Any communication not readily identifiable for a particular director or Board committee shall be forwarded to the Chair of the Governance Committee.

                            COMPENSATION OF DIRECTORS

     Each non-employee director receives an annual retainer of $40,000 and an annual grant of phantom units of Common Stock valued at $37,000. The Lead Director receives an additional annual retainer of $25,000 and the Chair of the Audit Committee receives an additional annual retainer of $10,000. In addition, each non-employee director receives a meeting fee of $2,000 for each meeting attended of the Board or a committee of the Board of which the director is a member. The Chair of each committee, other than the Audit Committee, receives $3,000 for each meeting attended.

     The annual retainer is paid quarterly in arrears. Half of each quarterly installment is paid in cash and half in units of phantom Common Stock which are credited to each director's account in an amount determined by dividing the amount of such payment by the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on the last trading day of the month in which the quarterly installment is paid. The annual grant of phantom units is also similarly credited to each director's account in quarterly installments in arrears. Each director's phantom Common Stock account is credited with additional units of phantom Common Stock representing dividends declared on the Company's Common Stock based on the average of the high and low prices of the Company's Common Stock on the date such dividend is paid. At the expiration of each director's service on the Board, settlement of the units of phantom Common Stock will be made as soon as is reasonably practical in shares of Common Stock equal in number to the number of units of phantom Common Stock then credited to his or her account. Any fractional units will be paid in cash.

     Under the Deferred Fee Plan, non-employee directors may defer receipt of the cash portion of their annual retainer, meeting fees, or both, in the form of either cash or units of phantom Common Stock. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year U.S. government bond rate. If the deferral is in units of phantom Common Stock, the units are credited to an account for each participating director along with dividends and settled in accordance with his or her election/distribution form on file. Five directors participated in the Deferred Fee Plan in 2005.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The Company's executive officers participate in various incentive compensation programs more fully described below under the caption "Compensation Committee Report on Executive Compensation." The table below sets forth the annual and long-term compensation paid or deferred by the Company for the years indicated to or for the account of each person who served as the Chief Executive Officer during any part of 2005, each of the four other most highly compensated executive officers who were serving as executive officers as of December 31, 2005, and one former executive officer.

                           SUMMARY COMPENSATION TABLE


                                          Annual Compensation              Long-Term Compensation
                                   --------------------------------  ----------------------------------
                                                                               Awards           Payouts
                                                                     -------------------------  -------
                                                                     Restricted    Securities
                                                       Other Annual     Stock      Underlying     LTIP     All Other
          Name and                  Salary    Bonus    Compensation   Award(s)    Options/SARs  Payouts  Compensation
     Principal Position      Year    ($)      ($)(4)        ($)          ($)     (#) of shares    ($)       ($)(5)
     ------------------      ----  -------  ---------  ------------  ----------  -------------  -------  ------------



Ronald H. Zech(1)            2005  613,542    691,322         9,241           0              0        0     5,313,534
Retired Chairman &           2004  775,000  1,000,000         5,777   1,081,707         73,900        0        36,204
Chief Executive Officer      2003  775,000    550,064         5,377           0              0        0        31,046


Brian A. Kenney              2005  569,167    628,057         6,360           0         30,600        0         6,300
Chairman & Chief             2004  380,000    361,350         6,360     599,973         16,400        0         6,150
Executive Officer            2003  350,000    137,541         6,360           0              0        0         6,000


James F. Earl                2005  350,000    262,087         6,360           0          8,100        0         6,300
Executive Vice President,    2004  309,970    250,672         6,360     375,259         10,300        0         6,150
Rail


Alan C. Coe(2)               2005  325,000    239,769         6,360           0          8,100        0        13,616
Managing Director            2004  304,167    345,533         6,360     153,330         10,500        0        12,298
Strategic Growth, Rail
  (formerly President, GATX
  Air)


Ronald J. Ciancio(3)         2005  312,267    206,571         6,360           0          8,100        0         6,626
Senior Vice President        2004  280,833    196,338         6,360     150,253         10,300        0         6,421
General Counsel & Secretary  2003  260,000    234,975         6,360           0              0        0         6,226


Robert C. Lyons              2005  275,000    200,110         6,360           0          7,700        0         6,300
Vice President & Chief       2004  179,545     97,772         4,648      54,001          3,700        0         5,386
Financial Officer            2003  160,000    110,364         4,403           0              0        0         4,800


Gail L. Duddy                2005  282,050    185,735         6,360           0          8,100        0         6,300
Senior Vice President        2004  259,583    181,480         6,360     150,253         10,300        0         6,150
Human Resources              2003  245,000    234,635         6,360           0              0        0         6,000


--------

  (1) During 2005, Ronald H. Zech served as GATX's Chief Executive Officer from January 1 until April 22, 2005, when Brian A. Kenney was elected as his successor. Mr. Zech served as Chairman of the Board until his retirement in October, 2005.

  (2) Alan C. Coe served as an executive officer, as President, GATX Air, from January 1, 2005 until November 10, 2005, but was not serving as an executive officer of GATX at the end of 2005. In his position as Managing Director, Strategic Growth, Rail, however, he is included based on his level of compensation.

  (3) Ronald J. Ciancio served as Senior Vice President, General Counsel and Secretary until January 9, 2006, when he became Executive Counsel in anticipation of his retirement on March 31, 2006.

  (4) Amounts reflect bonus payments earned for the years set forth opposite the specified payments.

  (5) Includes for 2005 (i) contributions made to the Company's Salaried Employees Retirement Savings Plan (the "Savings Plan") in the amount of $6,300 for Messrs. Zech, Kenney, Earl, Coe, Ciancio, Lyons, and Ms. Duddy;
      (ii) above-market interest amounts earned, but not currently payable, on compensation previously deferred under the Company's 1984, 1985 and 1987 Executive Deferred Income Plans for Messrs. Zech, Coe and Ciancio of $36,066, $7,316 and $326, respectively, and (iii) the present value of the non-qualified portion of Mr. Zech's normal pension and corresponding FICA taxes in the amount of $5,271,168 paid in a lump sum based on an election made by Mr. Zech pursuant to an Employment Agreement approved by the Board of Directors and entered into between the Company and Mr. Zech on October 11, 2002.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The table below sets forth information concerning stock options granted during 2005 to each of the named executive officers.


                                                                                        Potential
                                                                                       Realizable
                                                                                    Value at Assumed
                                                                                         Annual
                                                                                     Rates of Stock
                                                                                          Price
                              Number of    % of Total                               Appreciation for
                             Securities   Options/SARs                                   Option
                             Underlying    Granted to    Exercise or                    Term (3)
                            Options/SARs  Employees in    Base Price   Expiration  ------------------
Name                         Granted (#)   Fiscal Year  ($/Share) (1)   Date (2)      5%        10%
----                        ------------  ------------  -------------  ----------  --------  --------



Ronald H. Zech............          0          0.00%            --           --    $      0  $      0
Brian A. Kenney...........     30,600         10.85%       $32.6450     03/25/12   $406,668  $947,709
James F. Earl.............      8,100          2.87%       $32.6450     03/25/12   $107,647  $250,864
Alan C. Coe...............      8,100          2.87%       $32.6450     03/25/12   $107,647  $250,864
Ronald J. Ciancio.........      8,100          2.87%       $32.6450     03/25/12   $107,647  $250,864
Robert C. Lyons...........      7,700          2.73%       $32.6450     03/25/12   $102,331  $238,476
Gail L. Duddy.............      8,100          2.87%       $32.6450     03/25/12   $107,647  $250,864



--------

  (1) Fifty percent of all options may be exercised commencing one year from the date of grant, an additional 25% commencing two years from the date of grant, and the remaining 25% commencing three years from the date of grant. Dividend equivalents are earned on each grant commencing at grant date, ceasing upon exercise of the option, and are paid after the vesting date of each covered installment.

  (2) The exercise price is equal to the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on the date of grant.

  (3) The dollar amounts under these columns are the result of calculations at assumed annual rates of appreciation of 5% and 10% for the seven year term of the stock options as prescribed by the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth certain information concerning the exercise of stock options during 2005 by certain of the named executive officers, the number of unexercised options and the 2005 year-end value of such unexercised options computed on the basis of the difference between the exercise price of the option and the closing price of the Company's Common Stock at year-end ($36.08).


                                                            Number of Securities      Value of Unexercised In-
                                                           Underlying Unexercised      the-Money Options/SARs
                                                           Options/SARs at Fiscal        at Fiscal Year-End
                              Shares                            Year-End (#)                     ($)
                           Acquired on       Value       --------------------------  --------------------------
Name                         Exercise   Realized ($)(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
----                       -----------  ---------------  -----------  -------------  -----------  -------------



Ronald H. Zech............   210,000       2,484,713       570,127             0      2,049,699            0
Brian A. Kenney...........     8,000         101,450       124,068        38,800        644,361      201,174
James F. Earl.............    13,500         154,209        48,075        17,625        348,695      150,412
Alan C. Coe...............    28,750         448,895        86,743        19,600        448,113      178,265
Ronald J. Ciancio.........     9,000          81,001        55,741        13,250        150,412       88,156
Robert C. Lyons...........         0               0        19,350         9,550        108,943       48,122
Gail L. Duddy.............    13,058         154,693        64,931        13,250        291,176       88,156



--------

  (1) Amount represents the aggregate pre-tax dollar value realized upon the exercise of stock options as measured by the difference between the market value of the Company's Common Stock and the exercise price of the option on the date of exercise.

             LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table below sets forth certain information regarding long-term incentive plan awards (expressed in number of units each representing a share or share equivalent of Common Stock) made to certain named executive officers during 2005:


                                                                          Estimated Future
                                                       Performance           Payouts(2)
                                       # of Shares,    Period Until  --------------------------
Name                                 Units or Rights  Maturation(1)  Threshold  Target  Maximum
----                                 ---------------  -------------  ---------  ------  -------



Ronald H. Zech......................      30,030        2005-2007       396      7,925   11,887
Brian A. Kenney.....................      16,040        2005-2007       802     16,040   24,060
James F. Earl.......................       4,250        2005-2007       213      4,250    6,375
Alan C. Coe.........................       4,250        2005-2007       213      4,250    6,375
Ronald J. Ciancio...................       4,250        2005-2007       213      4,250    6,375
Robert C. Lyons.....................       4,010        2005-2007       201      4,010    6,015
Gail L. Duddy.......................       4,250        2005-2007       213      4,250    6,375



--------

  (1) Performance is measured between January 1, 2005 and December 31, 2006 after which the number of performance shares earned will be determined. The shares will remain restricted and subject to forfeiture until December 31, 2007.

  (2) Payouts under the Plan are based on the Compensation Committee's assessment of the achievement of certain performance goals, including in 2005 a set of consolidated and business unit financial and strategic measures related to profitability, efficiency, growth, investment volume and cost savings. Based on that assessment, 0 to 150% of the target number of performance shares will be earned. The estimated future threshold payouts set forth above represent the minimum payout to be earned if the threshold is met for the performance goal with the lowest payout applicable to each named executive officer. Since the length of the performance period is 2 years, shares are contingently earned based on the achievement of performance goals but vesting is subject to the participant's continued employment through the third anniversary of the grant date (except in the event of retirement, death or disability). If return on equity ("ROE") at the end of the performance period is below a specified level, payment of all or a portion of the shares otherwise earned will be delayed for up to two additional years or forfeited. Dividend equivalents accrue on the number of performance shares earned and will be paid at vesting.

                            EMPLOYEE RETIREMENT PLANS

     The Company's Non-Contributory Pension Plan for Salaried Employees (the "Pension Plan") covers salaried employees of the Company and its domestic subsidiaries. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during: (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which the employee terminates employment or (ii) the 60 consecutive calendar months preceding retirement or the date on which the employee terminates employment, whichever is greater. Illustrated below are estimated annual benefits payable upon retirement to salaried employees, including executive officers, assuming normal retirement at age 65. Benefits shown below are calculated on a straight life annuity basis, but the normal form of payment is a qualified joint and survivor pension. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.


                                                    Estimated Annual Pension Benefits
    Average Annual       --------------------------------------------------------------------------------------
   Compensation For        5 Years        10 Years       15 Years       20 Years       25 Years       30 Years
Applicable Period ($)    Service ($)    Service ($)    Service ($)    Service ($)    Service ($)    Service ($)
---------------------    -----------    -----------    -----------    -----------    -----------    -----------



        200,000             14,832         29,664         44,508         59,340         74,172          89,004
        400,000             31,332         62,664         94,008        125,340        156,672         188,004
        600,000             47,832         95,664        143,508        191,340        239,172         287,004
        800,000             64,332        128,664        193,008        257,340        321,672         386,004
      1,000,000             80,832        161,664        242,508        323,340        404,172         485,004
      1,200,000             97,332        194,664        292,008        389,340        486,672         584,004
      1,400,000            113,832        227,664        341,508        455,340        569,172         683,004
      1,600,000            130,332        260,664        391,008        521,340        651,672         782,004
      1,800,000            146,832        293,664        440,508        587,340        734,172         881,004
      2,000,000            163,332        326,664        490,008        653,340        816,672         980,004
      2,200,000            179,832        359,664        539,508        719,340        899,172       1,079,004


     Compensation covered by the Pension Plan is salary and bonus paid under the GATX Corporation Cash Incentive Compensation Plan ("CICP") as shown in the Summary Compensation Table. Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Pension Plan will be paid by the Company under its Excess Benefit Plan and Supplemental Retirement Plan and are included in the above table.

     The executive officers named in the Summary Compensation Table have the following number of years of credited service: Mr. Zech, 28 years; Mr. Kenney, 10 years; Mr. Earl, 18 years; Mr. Coe, 26 years; Mr. Ciancio, 25 years; Mr. Lyons, 9 years; Ms. Duddy, 13 years.

                  EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into agreements with Messrs. Kenney, Earl, Coe, Ciancio and Lyons and Ms. Duddy which provide for certain benefits upon termination of employment following a "change of control" of the Company. Each agreement provides that the Company shall continue to employ the executive for three years (two years for Mr. Coe) following a change of control (the "Employment Period"), and that during such period the executive's employment may be terminated only for "cause."

     If, during the Employment Period, the executive's employment is terminated by the Company other than for "cause," death or disability or by the executive for "good reason," the executive will be entitled to receive in a lump sum the aggregate of: (i) the sum of (a) unpaid salary through the date of termination,
(b) the highest bonus earned by the executive for the last two years prior to the date on which a change of control occurs, prorated from the beginning of the fiscal year through the date of termination, and (c) deferred compensation and vacation pay not previously paid ("Accrued Obligations"); (ii) three times (two times for Mr. Coe) the executive's annual base salary and target bonus that would have been payable under the Company's management incentive plan or any comparable plan which has a similar target bonus for the year in which termination occurs, in lieu of any payments under the Company's severance pay policies; (iii) the excess of (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan and any excess or supplemental plan in which the executive participates (together the "SERP") which the executive would have received if his or her employment had continued for three years (two years for Coe) after the date of termination assuming continuation of the same annual base salary plus a target bonus for the most recent fiscal year, over (b) the actuarial equivalent of the executive's actual benefit under the qualified retirement plan and SERP as of the date of termination; and (iv) should the executive so elect, an amount equal to the present value of his or her benefits under the SERP as of the termination date. In addition, for three years (two years for Mr. Coe) following the date of termination, the executive will be entitled to: (i) continued participation in and receipt of all benefits under welfare plans, practices, policies and programs provided by the Company (including medical, prescription, dental, vision, disability and basic, optional and dependent life); (ii) outplacement services at a maximum cost of 10% of annual base salary; and (iii) any other amounts or benefits for or to which the executive is eligible or entitled under any other plan, program, policy or practice of the Company ("Other Benefits"). If the executive's employment is terminated by reason of death or disability during the Employment Period, the agreement shall terminate without further obligation to the executive other than the payment of Accrued Obligations and Other Benefits. If any payment made under the agreements creates an obligation to pay excise tax in accordance with Internal Revenue Code Section 4999, an additional amount (the "Gross-Up Amount") equal to the excise tax and any related income taxes and other costs shall be paid to the executive.

     "Change of control" means: (i) the acquisition by any individual, entity or group ("Person") of 20% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company, with certain exceptions; (ii) a change in the majority of the Board of Directors of the Company not recommended for election by a majority of the incumbent directors; (iii) consummation of a reorganization, merger, consolidation or sale of substantially all of the assets of the Company ("Business Combination"), unless following such Business Combination (a) shareholders holding more than 65% of the outstanding Common Stock and combined voting power of the voting securities prior to such business combination also own more than 65% of the outstanding Common Stock and combined voting power of the voting securities issued as a result thereof, (b) no Person owns 20% or more of the then outstanding shares of Common Stock or combined voting power of the then outstanding voting securities except to the extent such ownership existed prior thereto, and (c) at least a majority of the members of the Board of Directors of the entity resulting from the Business Combination were members of the Board of Directors at the time the transaction was approved;
(iv) approval by the shareholders of a complete liquidation or dissolution of the Company; or (v) consummation of a reorganization, merger or consolidation or sale or other disposition of a subsidiary or all or substantially all of the assets of a subsidiary or an operating segment that is the primary employer of the participant or to which the participant's responsibilities primarily relate and which does not constitute a Business Combination unless immediately thereafter GATX Corporation, directly or indirectly, owns at least 50% of the voting stock of such subsidiary or, in the case of the disposition of all or substantially all of the assets of the subsidiary or the operating segment, at least 50% of the voting power and the equity in the entity holding title to the assets. "Good Reason" means: (i) the assignment of duties inconsistent with, or any action which diminishes, the executive's position, authority, duties or responsibilities; (ii) failure to compensate or requiring the executive to relocate, in either case, as provided in the agreement; (iii) any unauthorized termination of the agreement; or (iv) any failure to require a successor to the Company to assume and perform the agreement. The amount that would be payable under each of the foregoing agreements in the event of termination of employment following a change of control (excluding the Gross-Up Amount, if any, payable thereunder, which is not determinable at this time, and the present value of benefits under the SERP as of the date of termination), as of January 1, 2006, is as follows: Mr. Kenney ($4,160,019); Mr. Earl ($2,293,137); Mr. Coe ($1,817,756); Mr. Ciancio ($2,425,638); Mr. Lyons ($1,635,833); Ms. Duddy
($1,811,696).

     Messrs. Kenney, Earl, Coe, Ciancio and Lyons and Ms. Duddy also participate in the GATX Corporation 2004 Equity Incentive Compensation Plan ("EICP") under which the Company's executive officers and certain key employees may receive awards of stock options, stock appreciation rights ("SARs") and full value awards, such as restricted Common Stock. The EICP provides that the effect of a "change of control" on any award shall be determined by the Compensation Committee, in its discretion, except as otherwise provided in the EICP or the award agreement reflecting the applicable award.

     The Company maintains a Severance Benefit Plan that compensates employees whose employment with the Company or one of its subsidiary companies is involuntarily terminated as a result of the elimination of the employee's job position and who meet certain other eligibility requirements. Benefits are calculated based upon years of service, salary, age and execution of a release and waiver. Benefits include cash, a prorated incentive payment, outplacement and the extension of medical benefits. As of December 31, 2005, the amounts payable under the Severance Benefit Plan (excluding any incentive payment and outplacement which are not determinable at this time) would be as follows: Mr. Kenney ($614,613); Mr. Earl ($364,559); Mr. Coe ($339,523); Mr. Ciancio
($334,838); Mr. Lyons ($194,750); Ms. Duddy ($265,565).

     As of October 11, 2002, the Company entered into a three year employment agreement with Mr. Zech. Under the terms of the agreement, Mr. Zech had the option to elect to receive the actuarial equivalent of the non-qualified portion of his pension benefit in the form of a single lump sum instead of annual annuity payments. Upon his retirement on October 12, 2005, Mr. Zech so elected and received a payment of $5,205,718, representing the non-qualified portion of his normal pension , based on his nearly 28 years of service with the Company. Following the termination of his employment, Mr. Zech may not compete in a business in which the Company is engaged until April 11, 2006.

     The Company adopted Executive Deferred Income Plans effective September 1, 1984 (the "1984 EDIP"), July 1, 1985 (the "1985 EDIP") and December 1, 1987 (the
"1987 EDIP") (collectively the "EDIPs") which permitted Mr. Zech, Mr. Coe and Mr. Ciancio to defer receipt of up to 20% of their annual base salaries from compensation earned during the year following the effective date of the EDIP pursuant to participation agreements entered into between the Company and each participant. The plan provides for a determination by the Compensation Committee, within ten days following a "change of control" as described above, as to whether agreements will (a) continue to provide for the payment of benefits thereunder in installments as described in the agreement or (b) terminate and provide a single lump sum payment to participants. Participants have not been eligible to make EDIP deferrals since 1987.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY AND OBJECTIVES

     The Company's policy is to provide a competitive and balanced total compensation program that is structured to attract, retain and motivate highly qualified management personnel and to appropriately align management interests with those of the Company's shareholders. This policy has been developed under the supervision of the Compensation Committee of the Board of Directors which periodically reviews the policy and oversees its implementation. The Committee has retained a respected independent consultant to assist in this process.

     The principal components of the total compensation program for executive officers of the Company are base salary, annual incentive awards, and long-term incentive awards. As described in detail above in the section on employment arrangements, the Company also provides its officers with change of control protection. Perquisites are limited and include only car allowances, financial counseling and club dues. Health and retirement benefits for executive officers are provided under the same programs applicable to all employees. The Compensation Committee regularly reviews and approves executive pay levels and the design of the annual and long-term incentive programs, and evaluates the Company's total compensation program to ensure that it adequately reflects the manner and level of compensation deemed appropriate for the executive officers of the Company.

     Competitive compensation levels are determined based on analyses of annual and long-term compensation data reported in nationally recognized surveys of companies of comparable size in a diversified group of industries, supplemented when possible by data from custom surveys of compensation in companies that are more direct competitors in the businesses in which the Company and its subsidiaries engage. The companies in the compensation surveys are hereinafter referred to as the "Comparative Group." It is believed that the Comparative Group represents a valid cross-section of executive talent for which the Company competes. The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily those companies that are included in the S&P 500 Index or the MidCap 400 Index (as referred to in the section entitled "Performance Graph"), and thus the Comparative Group may include companies not included in those indices. The level of compensation on each component of the compensation program described in the preceding paragraph is targeted at the middle range of compensation paid by companies in the Comparative Group. In any given year, the compensation level for any executive officer of the Company may be more or less than the corresponding compensation level paid by companies in the Comparative Group, based upon Company and individual performance.

BASE SALARIES

     The base salaries of the Company's executive officers are targeted at the median base salary levels of executives of the Comparative Group, giving consideration to the comparability of responsibilities and experience. The Compensation Committee typically reviews salaries for executive officers of the Company and other senior level employees every 18 months. In each case, salary adjustments are based on an assessment of the individual performance and contribution of each employee over the review period and an analysis of the salary practices of the Comparative Group for positions of similar responsibilities. No specific weights are assigned to these factors. Consistent with the management succession plan announced in 2004, Mr. Kenney succeeded Mr. Zech as CEO on April 22, 2005 and his salary was increased from $500,000 to $600,000 to reflect his promotion. Mr. Zech continued to serve as Chairman of the Board until his retirement in October; Mr. Zech's base salary was not increased during 2005. The salaries paid to Mr. Kenney and to the named executive officers as a group in 2005 were generally consistent with the median base salaries paid by companies in the Comparative Group to executives with similar experience and responsibilities.

ANNUAL INCENTIVE COMPENSATION

     Executive officers of the Company, including each named executive officer, are eligible to receive annual incentive awards under the Cash Incentive Compensation Plan (the "CICP"). The CICP which was approved by shareholders in 2004, establishes the maximum cash incentive award payable to each executive officer as a percentage of Total Gross Income Less Total Ownership Costs. Maximum potential awards are subject to reduction by the Compensation Committee based on its assessment of the degree to which other performance goals are attained. During 2005, the performance goals included a combination of consolidated and/or business unit net income and individual performance objectives for executives. The weight placed on each of these measures varied in accordance with each officer's responsibilities. The CICP is intended to reward operating performance. Consistent with that intention, the Committee determined that the impact of a charge associated with a planned sale of aircraft during 2005 should be excluded from the calculation of net income for incentive purposes. Actual 2005 cash incentive awards were less than the maximum payable to each named executive officer. Mr. Kenney's actual cash incentive award was $628,057 or 153% of his target award and was based entirely on consolidated net income results. Mr. Zech's bonus, also based on consolidated net income results, was $691,322 or 153% of his target award.

LONG-TERM INCENTIVE COMPENSATION

     Long-term incentive compensation opportunities are provided pursuant to the GATX Corporation Equity Incentive Compensation Plan (the "EICP") to attract and retain qualified executive personnel, to encourage ownership of the Company's stock by key executives, and to promote a close identity of interests between the Company's management and its shareholders. Shareholders approved the EICP in 2004. Awards under the EICP were made in the form of stock options and performance shares (previously referred to as restricted stock units or RSUs) to each of the named executive officers and selected members of senior management, and in the form of stock options and restricted stock units to other key employees. The value of the total award was divided equally between stock options and performance shares (executive officers) or between stock options and restricted stock (other key employees). In 2005, 179 employees received awards under the EICP. The size of awards made under the EICP is based on qualitative factors considered appropriate by the Compensation Committee, taking into account the scope of the participant's responsibilities, the participant's performance, the size of previous grants and competitive practices. Awards made under the EICP in 2005 to Mr. Kenney and to each of the Company's other named executive officers except Mr. Zech were on par with median long-term incentive opportunities provided by the companies in the Comparative Group. Because of his retirement, Mr. Zech received no stock options in 2005.

     Stock options are granted as an incentive to encourage positive performance and to align the interest of the Company's employees with its shareholders. Options are granted at a price equal to the average of the high and low prices of the Company's Common Stock on the NYSE on the date of grant and will have value only if the Company's stock price increases. Each option granted in 2005 has a seven-year term; vests 50% on the first, 25% on the second, and 25% on the third anniversary of the grant; and has dividend equivalents attached. Dividend equivalents normally accrue until vesting and are paid in cash thereafter. With the exception of Mr. Zech, each named executive officer received an option grant in 2005 based on the factors described above. Mr. Kenney was granted an option to purchase 30,600 shares of the Company's Common Stock at a price equal to the market price on the date of grant. In 2005, dividend equivalent payments related to stock options totaled $8,200 to Mr. Kenney and $36,950 to Mr. Zech.

     The purpose of performance shares is to focus attention on the achievement of the Company's strategic objectives. At the beginning of the year, the Committee approves the maximum number of performance shares for which each executive officer is eligible. Some portion of those shares may be earned (or contingently earned) at the end of a performance period if a pre-established threshold level of Total Gross Income less Total Ownership Costs is attained; if the threshold is not attained, the grant is cancelled. Upon certification that the threshold has been attained, the Committee assesses the extent to which other performance goals have been achieved, including in 2005 a set of consolidated and business unit financial and strategic measures related to profitability, efficiency, growth, investment volume and cost savings. Based on that assessment, from 0 to 150% of a target number of performance shares specified for each executive (but less than the maximum for which the executive is eligible) will actually be earned. The weight placed on consolidated and business unit goals varies in accordance with executive officer's role in the Company. If the length of the performance period established by the Committee is less than three years, shares are contingently earned based on the achievement of performance goals but vesting is subject to the participant's continued employment through the third anniversary of the grant date (except in the event of retirement, death or disability). If return on equity ("ROE") at the end of the performance period is below a specified level, payment of all or a portion of the shares otherwise earned will be delayed for up to two additional years or forfeited. Dividend equivalents accrue on the number of performance shares earned during the performance period and any required period of subsequent employment and are paid in cash at vesting. During 2005, no payments related to performance shares granted in previous years were made, except $34,111 in dividend equivalents to Mr. Zech.

     In 2005, Messrs. Kenney and Zech received target grants of 16,040 and 30,030 performance shares, respectively. Performance will be measured over a two-year period ending on 12/31/2006. Payment of any earned shares will be made to Mr. Kenney one year after the end of the performance period assuming the ROE threshold is attained and continued employment. Due to his retirement, payment for any earned shares will be made to Mr. Zech at the conclusion of the performance period with respect to a prorated portion (10/36ths) of the shares to which he would otherwise be entitled in accordance with the length of his service between the date of the grant and his retirement date.

     Additionally, a special grant of 15,000 shares of restricted stock made to Mr. Kenney in April 2004 contingent only upon continued employment vested on December 31, 2005. The market value of these shares on the date of vesting was $543,000. Payment for related dividend equivalents totaled $21,000.

STOCK RETENTION REQUIREMENTS

     To underscore the importance of stock ownership by management, the Company has established stock retention requirements for approximately 25 senior management employees eligible for performance-based RSUs. The requirements specify that 50% of the after-tax profit shares from Company equity awards be retained in shares of Company stock until the employee owns stock equal in value to a multiple of salary based on his or her position. The multiple ranges from
1.5 to 5.0 times salary.

LUMP SUM PENSION ELECTION

     Mr. Zech's normal pension benefit is comprised of a qualified portion (18%) and a non-qualified portion (82%). Pursuant to his 2002 Employment Agreement, Mr. Zech had the option to elect to receive the actuarial equivalent of the non-qualified portion in the form of a single lump sum instead of monthly annuity payments. Upon his retirement, Mr. Zech so elected and received a payment of $5,205,718, representing the non-qualified portion of his normal pension based on his nearly 28 years of service with the Company.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the deductibility by the Company of compensation in excess of one million dollars paid to the CEO or any of the named executive officers during any taxable year. Compensation that meets the requirements of performance-based compensation is excluded from this limitation. Appropriate steps have been taken to qualify awards made under both the Company's CICP and EICP as performance-based. While the tax impact of compensation arrangements is an important factor to be considered, such impact will be evaluated in light of the Company's overall compensation philosophy and objectives. The Compensation Committee believes there may be circumstances in which its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m), and may, from time to time, provide compensation that is not fully deductible if it determines that doing so is in the best interests of the Company. In 2005, all compensation paid to covered officers except $171,583 paid to Mr. Kenney was deductible.

     This report is submitted by the Compensation Committee of the Board of Directors of GATX Corporation.

                                  James M. Denny (Chair)
                                  Rod F. Dammeyer
                                  Miles L. Marsh
                                  Michael E. Murphy

                                PERFORMANCE GRAPH

     The following performance graph sets forth a comparison of the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock (on a dividend reinvested basis utilizing the closing price on December 31, 2000 as the base) with the cumulative total shareholder return of the companies within the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), the Standard & Poor's MidCap 400 Index ("MidCap 400") and the Russell 1000 Financial Services Index ("Russell 1000"). The performance graph assumes $100.00 was invested in GATX Common Stock and each of the indices on December 31, 2000, and that all dividends were reinvested.

                               (PERFORMANCE GRAPH)


------------------------------------------------------------------------------
                 2000       2001       2002       2003       2004       2005
------------------------------------------------------------------------------
SPX              100       88.15      68.79       88.29      97.77     102.50
------------------------------------------------------------------------------
MID              100       99.36      85.03      115.08     133.89     150.58
------------------------------------------------------------------------------
R1FINL           100       86.01      72.99       94.89     107.20     114.24
------------------------------------------------------------------------------
GATX             100       67.69      50.16       64.32      69.79      87.07
------------------------------------------------------------------------------


                       APPROVAL OF APPOINTMENT OF AUDITORS

     The Audit Committee has appointed the firm of Ernst & Young LLP ("Ernst & Young") to audit the Company's 2006 financial statements. Ernst & Young also served in this capacity in 2005. Although SEC rules and NYSE corporate governance listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, the Company is providing shareholders with the opportunity to express their views on this issue. Although this vote cannot be binding, if the shareholders do not approve the appointment, the Audit Committee will take this into account in making future appointments.

     The Board of Directors recommends a vote for this proposal.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

AUDIT FEES

     The aggregate fees for professional services rendered by Ernst & Young in connection with (i) the audit of the annual financial statements set forth in the Company's (and a subsidiary's) Annual Reports on Form 10-K, (ii) the review of the interim financial statements in the Company's (and a subsidiary's) Quarterly Reports on Form 10-Q, (iii) comfort letters, consents and other services related to SEC filings and (iv) related audit services provided to other subsidiaries of the Company were approximately $2,995,725 for 2004 and $2,859,100 for 2005. Audit fees also include the audit of management's report on the effectiveness of the Company's internal control over financial reporting as required by SEC rules adopted under
Section 404 of the Sarbanes-Oxley Act of 2002.

AUDIT RELATED FEES

     The aggregate fees for assurance and related services that were related to the performance of the audit or review of the Company's financial statements were $174,000 for 2004 and $103,730 for 2005. The nature of the services performed for these fees included, among other things, employee benefit plan audits and, for 2004, certain agreed upon procedures related to the sale of the Company's technology business.

TAX FEES

     The aggregate fees billed for professional services rendered for federal state and international tax compliance, advice, and planning and expatriate tax services were $559,152 for 2004 and $89,137 for 2005.

ALL OTHER FEES

     Other professional services rendered by Ernst & Young were $14,800 for 2004 for provision of translation services and information review and $13,700 for 2005 for document and information review and proposed agreed upon procedures related to an acquisition.

PRE-APPROVAL POLICY

     It is the policy of the Audit Committee to pre-approve all audit and non-audit services provided to the Company by the independent auditor prior to the engagement of the auditor for such services. The Audit Committee reviews the annual audit plan submitted by the independent auditor and annually considers all audit services for pre-approval. Each quarter, the Company and the independent auditor jointly provide the Audit Committee a description of the audit-related, tax and other non-audit services which have been provided in the then current fiscal quarter pursuant to the authority previously granted. An estimate of such services expected to be provided in the immediately following quarter is presented for pre-approval, together with a joint statement as to whether, in the view of the Company and the independent auditor, the request is consistent with the SEC's rules on auditor independence. Any proposed changes to the estimate of services reviewed as part of the annual audit plan are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

                             AUDIT COMMITTEE REPORT

     The responsibilities of the GATX Corporation Audit Committee are set forth in its Charter (the "Audit Committee Charter"). Such responsibilities include providing oversight of the Company's financial accounting and reporting process through periodic meetings with the Company's management, independent auditors and internal auditors to review accounting, auditing, internal controls and financial reporting matters as set forth in the Audit Committee Charter. A current copy of the Audit Committee Charter is available under Corporate Governance in the Investor Relations section on the Company's website at www.gatx.com.

     The Audit Committee has the ultimate authority to select the Company's independent auditors, evaluate their performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. In the discharge of its functions, the

Audit Committee relies on the Company's management, including senior financial management, the Company's internal audit staff and the Company's independent auditors.

     It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles; that is the responsibility of the Company's management and its independent auditors. In making its recommendation to the Board of Directors noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of the Company's independent auditors with respect to such financial statements.

     The Audit Committee consists of the following members of the Company's Board of Directors: Michael E. Murphy (Chair), Rod F. Dammeyer and Casey J. Sylla, each of whom is an "independent director" under the NYSE Listing Standards applicable to Audit Committee members. The Board of Directors of the Company has determined that each member of the Audit Committee is financially literate, has accounting and related financial management expertise, and meets the Securities and Exchange Commission's criteria of an audit committee financial expert. Messrs. Murphy and Dammeyer each serve on the Audit Committee of four public companies, including the Company's Audit Committee. The Board of Directors has determined that the simultaneous service by Messrs. Murphy and Dammeyer will not impair their ability to effectively serve on the Company's Audit Committee.

     The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

     The Audit Committee has discussed with Ernst & Young, the Company's independent auditors, the matters required to be discussed by SAS 61, as amended by SAS 90 (Codification of Statements on Auditing Standards, AU sec. 380), as modified or supplemented, including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee has received the written disclosures and letter from its independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Ernst & Young its independence.

     Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in GATX's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

                                  Michael E. Murphy (Chair)
                                  Rod F. Dammeyer
                                  Casey J. Sylla

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the directors and named executive officers and by directors and executive officers as a group:


                                                               Shares of Common Stock
                                                               Beneficially Owned as
Name of Beneficial Owner                                      of March 3, 2006 (1)(2)
------------------------                                      -----------------------



Ronald J. Ciancio...........................................           66,829
Alan C. Coe.................................................           85,869
Rod F. Dammeyer.............................................           12,349
James M. Denny..............................................           26,053
Gail L. Duddy...............................................           82,082
James F. Earl...............................................           75,801
Richard Fairbanks...........................................           29,699
Deborah M. Fretz............................................           20,220
Brian A. Kenney.............................................          182,805
Robert C. Lyons.............................................           27,483
Miles L. Marsh..............................................           22,175
Mark G. McGrath.............................................            2,822
Michael E. Murphy...........................................           25,565
Casey J. Sylla..............................................            3,135
Ronald H. Zech..............................................          570,746
Directors and Executive Officers as a group.................          640,949(3)



--------

  (1) Includes units of phantom Common Stock credited to the accounts of individuals and payable in shares of Common Stock following retirement from the Board as follows: Mr. Dammeyer (10,349); Mr. Denny (18,419); Mr. Fairbanks (22,699); Ms. Fretz (14,517); Mr. Marsh (14,945); Mr. McGrath (2,822); Mr. Murphy (17,474); Mr. Sylla (3,135) and directors as a group (104,360); and shares which may be obtained by exercise of previously granted options within 60 days of March 3, 2006 by Mr. Ciancio (59,791); Mr. Coe (74,598); Mr. Dammeyer (2,000); Mr. Denny (5,000); Ms. Duddy (61,642); Mr. Earl (52,125); Mr. Fairbanks (5,000); Ms. Fretz (5,000); Mr.
      Kenney (139,368); Mr. Lyons (23,200); Mr. Marsh (5,000); Mr. Murphy
      (5,000); Mr. Zech (507,950); and directors and executive officers as a group (407,603).

  (2) Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom Common Stock, restricted Common Stock and option grants. With the exception of Mr. Zech, who beneficially owned approximately 1.12% of the Company's outstanding shares of Common Stock, none of the directors and named executive officers owned 1% of the Company's outstanding shares of Common Stock. Directors and executive officers as a group beneficially owned approximately 1.26% of the Company's outstanding shares of Common Stock. No director or executive officer owns any shares of Preferred Stock.

  (3) Includes directors and executive officers as of March 3, 2006 and does not include Messrs. Ciancio, Coe and Zech who are no longer serving as executive officers.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2005 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied other than a filing required as the result of the sale of 47.325 shares of the Company's stock on December 7, 2005 from the 401(k) account of Mr. Lyons. Despite being aware of Mr. Lyons' officer status, the plan record keeper failed to provide either the Company or Mr. Lyons with timely notice of the sale. Mr. Lyons filed a Form 4 related to the sale on February 14, 2006, after becoming aware of the sale.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following are the only persons known to the Company to beneficially own more than 5% of the Company's Common Stock (based on Schedule 13G reports filed with the SEC for shares beneficially owned as of December 31, 2005):


                                                                             Percent of
                                                               Shares          Common
          Name and Address of Beneficial Owner           Beneficially Owned     Stock
          ------------------------------------           ------------------  ----------



State Farm Mutual Automobile Insurance Company(1).......      5,909,091         11.63
One State Farm Plaza
Bloomington, IL 61710
Dimensional Fund Advisors, Inc.(2)......................      3,032,496          5.97
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401



--------

  (1) State Farm Mutual Automobile Insurance Company ("State Farm") and certain of its affiliated entities, which owned 5,890,600 shares of Common Stock with sole voting and dispositive power and 18,491 shares of Common Stock with shared voting and dispositive power, may be deemed to constitute a "group" under the regulations of the SEC with regard to the beneficial ownership of these shares of Common Stock. State Farm and each of the entities disclaim that they are part of a group.

  (2) Dimensional Fund Advisors, a registered investment advisor, has sole voting and dispositive power as to these shares of Common Stock owned by funds under its discretionary investment management.

          SHAREHOLDER PROPOSALS OR NOMINATIONS FOR 2007 ANNUAL MEETING

     Any shareholder proposal intended for inclusion in the Company's proxy material in connection with the Company's 2007 Annual Meeting must be received by the Company no later than November 23, 2006, and otherwise comply with the requirements of the SEC. Any shareholder who intends to nominate any person for election as a director or present a proposal at the Company's 2006 Annual Meeting without inclusion in the Company's proxy material must send to the Company a notice of such nomination or proposal so that it is received no earlier than October 24, 2006 and no later than November 23, 2006, and must otherwise comply with the requirements of the advance notice provision of the Company's bylaws.

                                OTHER INFORMATION

     On August 14, 2005, the Company purchased liability policies that provide protection for the Company's directors and officers for claims for which they may not be indemnified by the Company. The policies will also provide reimbursement to the Company for any indemnification payments made by the Company on behalf of its directors and/or officers. These policies replace five policies that expired on August 14, 2005. This coverage is provided by six insurers for the premiums indicated as follows: Arch Insurance Company ($125,000); Continental Casualty Company ($106,250); Federal Insurance Company ($390,000); National Union Fire Insurance Company of PA ($313,100); St. Paul Mercury Insurance Company ($100,000); and Zurich American Insurance Company ($243,410).

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. If any other matters do come before the meeting, the holders of the proxy will exercise their discretion in voting thereon.

                                  By order of the Board of Directors

                                  Deborah A. Golden
                                  Vice President, General Counsel and Secretary

                                                                       EXHIBIT A

                                GATX CORPORATION

                         DIRECTOR INDEPENDENCE STANDARD

     A director of the Company will not be considered "independent" if:

     - The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

     - The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

     - (A) The director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company's audit within that time.

     - The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

     - The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

     - The director is a partner of a firm providing tax, accounting, legal or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

     - The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

     - The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company's total consolidated assets.

     - The director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization exceeded one percent of that organization's total annual charitable receipts during its last completed fiscal year.

     In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                                                  Please Mark Here
                                                                                                             for Address
                                                                                                             Change            [ ]
                                                                                                             or Comments
                                                                         FOR ALL                             SEE REVERSE SIDE
                                                                          EXCEPT
ITEM 1 - ELECTION OF DIRECTORS                                          AS NOTED  WITHHELD
                                                                          BELOW    FOR ALL   Choose MLink(SM) for Fast, easy and
Nominees: 01 Rod F. Dammeyer, 02 James M. Denny, 03 Richard Fairbanks,                       secure 24/7 online access to your
04 Deborah M. Fretz, 05 Brian A. Kenney, 06 Miles L. Marsh, 07 Mark G.    [ ]        [ ]     future proxy materials, investment
McGrath, 08 Michael E. Murphy and 09 Casey J. Sylla                                          plan statements, tax documents and
                                                                                             more. Simply log on to INVESTOR
WITHHELD FOR: (Write that nominee's name in the space provided below).                       SERVICEDIRECT(R) at
                                                                                             www.melloninvestor.com/isd where
-----------------------------------------------------------------------                      step-by-step instructions will prompt
                                                                                             you through enrollment.
                                               FOR    AGAINST   ABSTAIN
ITEM 2 - APPROVAL OF APPOINTMENT OF AUDITORS   [ ]       [ ]      [ ]

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT



SIGNATURE _____________________________________________  SIGNATURE ______________________________________  DATE ____________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
------------------------------------------------------------------------------------------------------------------------------------
                                                      - FOLD AND DETACH HERE -


                                                VOTE BY INTERNET OR TELEPHONE OR MAIL
                                                    24 HOURS A DAY, 7 DAYS A WEEK

                    INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME ON APRIL 27, 2006.


                      YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE
                                 SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


           INTERNET                                            TELEPHONE                                              MAIL
http://www.proxyvoting.com/gatx                              1-866-540-5760
                                                                                                               Mark, sign and date
Use the internet to vote your proxy.                  Use any touch-tone telephone to                          your proxy card and
Have your proxy card in hand            OR            vote your proxy. Have your proxy            OR             return it in the
when you access the web site.                         card in hand when you call.                             enclosed postage-paid
                                                                                                                    envelope.


                                         IF YOU VOTE YOUR PROXY BY INTERNET OR
                                            BY TELEPHONE, YOU DO NOT NEED TO
                                            MAIL BACK YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT www.gatx.com (http://www.gatx.com)

P R O X Y

                                GATX CORPORATION
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2006
   THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 28, 2006, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.

         PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                   (Continued and to be signed on other side)


--------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
--------------------------------------------------------------------------------






--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                             - FOLD AND DETACH HERE -


            YOU CAN NOW ACCESS YOUR GATX CORPORATION ACCOUNT ONLINE.

Access your GATX Corporation shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for GATX Corporation, now makes it easy and convenient to get current information on your shareholder account.

   o View account status                   o View payment history for dividends
   o View certificate history              o Make address changes
   o View book-entry information           o Obtain a duplicate 1099 tax form
                                           o Establish/change your PIN

            VISIT US ON THE WEB AT http://www.melloninvestor.com/isd

          FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN 9AM-7PM
                           MONDAY-FRIDAY EASTERN TIME

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                                                   Please Mark Here
                                                                                                              for Address
                                                                                                              Change            [ ]
                                                                                                              or Comments
                                                                                 FOR ALL                      SEE REVERSE SIDE
                                                                                 EXCEPT
ITEM 1 - ELECTION OF DIRECTORS                                                   AS NOTED   WITHHELD
                                                                                 BELOW      FOR ALL
Nominees: 01 Rod F. Dammeyer, 02 James M. Denny, 03 Richard Fairbanks,            [ ]         [ ]
04 Deborah M. Fretz, 05 Brian A. Kenney, 06 Miles L. Marsh, 07 Mark G.
McGrath, 08 Michael E. Murphy and 09 Casey J. Sylla

WITHHELD FOR: (Write that nominee's name in the space provided below).


-----------------------------------------------------------------------

                                                 FOR   AGAINST  ABSTAIN
ITEM 2 - APPROVAL OF APPOINTMENT OF AUDITORS     [ ]     [ ]      [ ]

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT


SIGNATURE _____________________________________________  SIGNATURE ______________________________________  DATE ____________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

------------------------------------------------------------------------------------------------------------------------------------
                                                      - FOLD AND DETACH HERE -


                                                VOTE BY INTERNET OR TELEPHONE OR MAIL
                                                    24 HOURS A DAY, 7 DAYS A WEEK

                     INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME ON APRIL 24, 2006.
                                           VOTES CAST AFTER THAT TIME WILL NOT BE COUNTED.

                          YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
                             IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


             INTERNET                                     TELEPHONE 1-866-540-5760                                MAIL
http://www.proxyvoting.com/gatx-sesp

Use the Internet to vote your proxy.                  Use any touch-tone telephone to                       Mark, sign and date
Have your proxy card in hand when        OR           vote your proxy. Have your proxy       OR             your proxy card and
you access the web site.                              card in hand when you call.                            return it in the
                                                                                                                 enclosed
                                                                                                               postage-paid
                                                                                                                 envelope.

                                              IF YOU VOTE YOUR PROXY BY INTERNET OR BY
                                      TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT www.gatx.com
<http://www.gatx.com>

P R O X Y



                                GATX CORPORATION
                   SALARIED EMPLOYEES RETIREMENT SAVINGS PLAN
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2006
   THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 28, 2006, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.

         PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                   (Continued and to be signed on other side)

--------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
--------------------------------------------------------------------------------








--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                                               Please
                                                                                                          Mark Here
                                                                                                          for Address
                                                                                                          Change or
                                                                                                          Comments
                                                                                                          SEE REVERSE SIDE

                                                                        FOR ALL
                                                                        EXCEPT
ITEM 1 - ELECTION OF DIRECTORS                                          AS NOTED   WITHHELD
                                                                         BELOW     FOR ALL
Nominees: 01 Rod F. Dammeyer, 02 James M. Denny,
03 Richard Fairbanks, 04 Deborah M. Fretz,
05 Brian A. Kenney, 06 Miles L. Marsh, 07 Mark G. McGrath,                [ ]        [ ]
08 Michael E. Murphy and 09 Casey J. Sylla

WITHHELD FOR: (Write that nominee's name in the space provided below).

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                                               FOR    AGAINST  ABSTAIN
ITEM 2 - APPROVAL OF APPOINTMENT OF AUDITORS   [ ]      [ ]      [ ]

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT


SIGNATURE _____________________________________________  SIGNATURE ______________________________________  DATE ____________________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
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                                                VOTE BY INTERNET OR TELEPHONE OR MAIL
                                                    24 HOURS A DAY, 7 DAYS A WEEK

                     INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME ON APRIL 24, 2006.
                                           VOTES CAST AFTER THAT TIME WILL NOT BE COUNTED.

                          YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
                             IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


              INTERNET                                            TELEPHONE                                 MAIL
http://www.proxyvoting.com/gatx-hesp                           1-866-540-5760                         Mark, sign and date
                                                                                                      your proxy card and
Use the Internet to vote your proxy.                 Use any touch-tone telephone to                   return it in the
Have your proxy card in hand when you      OR        vote your proxy. Have your proxy       OR       enclosed postage-paid
access the web site.                                 card in hand when you call.                           envelope.


                                         IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                                           YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT www.gatx.com
http://www.gatx.com

P R O X Y


                                GATX CORPORATION
                    HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2006
   THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION'S BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned's true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 28, 2006, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                   (Continued and to be signed on other side)

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    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
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